Exhibit 23.3

February 10, 2011

Board of Directors

Home Federal Savings and Loan Association

1500 Carter Avenue

Ashland, Kentucky 41101

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, and any amendments thereto to be filed with Office of Thrift Supervision, and in the Registration Statement on Form S-1, and any amendments thereto to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of Poage Bankshares, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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